EXHIBIT 99.5

Summary of Material Terms

For a direct financial obligation, Item 2.03(a) requires the following disclosures:

Obligation date:

On April 27, 2010 Mesa Laboratories has entered into an agreement with Colorado State Bank & Trust ($4,000,000 Revolving Line of Credit, $3,000,000 Acquisition Reducing Revolving Line of Credit and $500,000 of ACH exposure).

Credit Facilities Discussion:

Revolving Line of Credit: The purpose of RLOC is to provide working capital and letter of credit financing.

•                  Maturity: 1 year from closing.

•                  Amount: up to $4,000,000.

•                  Interest Rate:  BOKF Prime (4.00%) less 1.0% floating; subject to a 3.25% floor.

•                  Fees: None.

Acquisition Reducing Revolving Line of Credit:  The purpose of this facility is to provide Mesa Laboratories with financing for an acquisition of SGM Biotech, Inc., located in Bozeman, Montana.  SGM produces biological indicators that are used throughout the world by medical and industrial facilities to monitor steam, low temperature steam formaldehyde, ethylene oxide gas, hydrogen peroxide vapor, dry heat, and radiation sterilization processes.

This facility has been structured to provide the Company with short term, low cost debt with no prepayment penalties with a maturity of 3 years from closing.

•                  Maturity: 3 years from closing.

•                  Amount:  Up to $3,000,000, amortizing $250,000 per quarter.

•                  Interest Rate:  BOKF Prime (4.00%) less 1.0% floating; subject to a 3.25% floor.

•                  Fees: $5,000 payable at closing.

Financial Covenants Overview:

•                  Fixed Charge Coverage Ratio > 2.00x (Calculated on a trailing twelve months basis).

(Net Income + Int. Exp.(next 12 months) + Depr.+ Amort.- Taxes— Cash Stock Buybacks — Cash Acquisitions - CAPEX - Dividends)

(Interest Expense for the next 12 months + Scheduled Commitment Reductions over the next 4 quarters)

•                  Funded Debt to EBITDA < 1.25x, calculated: Total Senior Debt/ EBITDA

	Pro Forma		2011		2012		2013
Covenants	4/30/2010		FYE		FYE		FYE
Fixed Charge CR > 2.00x	29.2	x	4.6	x	4.7	x	4.9	x
Funded Debt / EBITDA <1.25x	0.48	x	0.21	x	0.l0	x	0.00	x

•                  Financial Reporting

•                  Annual audited financial statements within 120 days of each fiscal year end.

•                  Quarterly financial statements and compliance certificates within 45 days of quarter end.

•                  Borrower agrees to not encumber the Bozeman, Montana and Lakewood, Colorado properties.

•                  Limits on outside indebtedness, up to $250,000.

•                  Limits on acquisitions: acquisitions below $1,000,000 or less are permitted. Acquisitions over $1,000,000 will require CSBT permission.

•                  Limits on stock repurchases: Annual stock repurchases are allowed up to $200,000 per year.

Other Terms & Conditions

•                  Required: UCC-1 filing on all business assets.